OccuLogix and Asahi Kasei Medical Sign Rheofilter™ SR Agreement

TORONTO, ON—October 23, 2006— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) today announced that the Company and Asahi Kasei Medical Co., Ltd. (“Asahi”) of Japan have signed a distribution agreement covering the 2nd generation polysulfone Rheofilter™ (“Rheofilter™ SR”) component of OccuLogix’s RHEO® System for the treatment of the dry form of age-related macular degeneration (“Dry AMD”).

The agreement gives OccuLogix the exclusive rights to commercialize the Rheofilter™ SR for the treatment of Dry AMD in the United States, Canada, Mexico, certain Caribbean countries, Columbia, Venezuela, New Zealand and Australia. OccuLogix also retains the non-exclusive commercialization rights for the Rheofilter™ SR in Italy. The agreement has a term for the U.S. ending 10 years following the date on which OccuLogix obtains U.S. Food and Drug Administration (“FDA”) approval to market its RHEO® System, with additional and successive one-year renewals thereafter unless either company gives the other adequate written notice of its intention not to renew. As part of the agreement, Asahi has committed to contribute in aggregate $3 million toward the costs of OccuLogix’s planned new study of the RHEO® System which is intended to support the Company’s pre-market approval application with the FDA.

Elias Vamvakas, OccuLogix’s Chairman & CEO, commented, “As we announced previously, the FDA has allowed us to substitute the Rheofilter™ SR for the older cellulose acetate filter while designing our upcoming study. That removed the regulatory uncertainties presented by making the substitution following FDA approval and eliminated the need for us to continue to build and maintain adequate inventories of the older filter in preparation for commercial launch.”

“Under our previous agreement, FDA approval of the RHEO™ System was to be transferred from OccuLogix to Asahi upon receipt and Asahi had the responsibility to manage regulatory matters after that transfer occurred. Importantly, this new agreement calls instead for the creation of a specialty purpose company, held 49% by OccuLogix and 51% by Asahi, through which the companies will jointly own and control all rights of approval upon receipt from the FDA,” Vamvakas continued.

Vamvakas concluded, “We very much appreciate Asahi’s continued support of our strategy to bring the RHEO® procedure for the treatment of Dry AMD to market and are grateful for their commitment of additional resources to help us achieve our goal.”

About AMD

Age-related macular degeneration causes damage to the macula - the light-sensitive cells at the center of the retina at the back of the eye. The macula is responsible for our ability to see with enough detail to read, drive, watch television and perform other activities that require focused, straight-ahead vision, as well as providing information that allows us to perceive colors; thus, allowing one to maintain independence in daily activities.

There are two types of AMD - "dry", or non-exudative, and "wet", or exudative. Dry AMD, the most common form of the disease, currently afflicts approximately 13.0 to 13.5 million people in the United States, representing approximately 85% to 90% of all AMD cases in the country. Currently, there is no FDA approved treatment for Dry AMD.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to life. Visit us on the internet at www.occulogix.com (corporate). Additional information on the Company’s RHEO® procedure to treat Dry AMD can be found at www.rheo.com. To learn more about the Company’s SOLX® Gold Micro-Shunt and SOLX® 790 Laser for the treatment of glaucoma, please visit www.solx.com or www.deeplightsystem.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com